                                                                      EXHIBIT 12

                          AVERY DENNISON CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)

                                                                                           Nine Months
                                                              Fiscal Year                     Ended
                                                 --------------------------------------   ---------------
                                                  1991    1992    1993    1994    1995     1995     1996
                                                 ------  ------  ------  ------  ------   ------   ------
Earnings:
  Income before taxes.........................   $104.8  $130.2  $132.2  $172.9  $224.7   $198.0   $165.7

  Add: Fixed charges*.........................     59.8    60.0    60.4    60.0    62.1     42.3     46.9

       Amortization of capitalized interest          .8      .9     1.0     1.1     1.2      1.4      1.2

  Less: Capitalized interest..................     (5.1)   (2.6)   (2.3)   (2.7)   (3.2)    (2.6)    (2.4)
                                                 ------  ------  ------  ------  ------   ------   ------
                                                 $160.3  $188.5  $191.3  $231.3  $284.8   $239.1   $211.4
                                                 ======  ======  ======  ======  ======   ======   ======

*Fixed Charges
  Interest expense............................   $ 37.5  $ 42.3  $ 43.2  $ 43.0  $ 44.3   $ 28.4   $ 33.7

  Capitalized interest........................      5.1     2.6     2.3     2.7     3.2      2.6      2.4

  Amortization of debt issuance costs.........       .2      .3      .3      .4      .8       .4       .5

  Interest portion of leases..................     17.0    14.8    14.6    13.9    13.8     10.9     10.3
                                                 ------  ------  ------  ------  ------   ------   ------
                                                 $ 59.8  $ 60.0  $ 60.4  $ 60.0  $ 62.1   $ 42.3   $ 46.9
                                                 ======  ======  ======  ======  ======   ======   ======

  Ratio of Earnings to Fixed Charges..........      2.7     3.1     3.2     3.9     4.6      5.7      4.5
                                                 ======  ======  ======  ======  ======   ======   ======